Exhibit 10.1

[*] Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (“SEC”). The omitted portions of this exhibit have been filed separately with the SEC.

BIOLOGICAL PROCESSING SERVICES AGREEMENT

This BIOLOGICAL PROCESSING SERVICES AGREEMENT (“Agreement”) is made effective as of March 28, 2003 (“Effective Date”) by and between GenVec, Inc. (“GenVec”), having its principal place of business at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, and Targeted Genetics Corporation (“Targeted Genetics”), having its principal place of business at 1100 Olive Way, Suite 100, Seattle, Washington 98101.

WHEREAS, Targeted Genetics has agreed to be a provider of contract pharmaceutical development, biopharmaceutical development, and manufacturing services to the pharmaceutical and biopharmaceutical industry; and

WHEREAS, GenVec has certain technology relating to certain biopharmaceutical products and wants Targeted Genetics to assist in bio-chemical manufacturing of such products as provided in this Agreement and the attachments hereto.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE I: DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1	“Accept” shall have the meaning set forth in Section 2(a) with respect to Feasibility Batches [*], and in Section 6.2 with respect to all other Batches.

1.2	“Affiliate(s)” means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.3	“Applicable Laws” means all laws, ordinances, rules and regulations of jurisdictions within the Territory governing drug products to the extent applicable to bulk drug substances, and all laws, ordinances, rules and regulations of jurisdictions within the Territory directly applicable bulk drug substances, including, without limitation, (i) all applicable federal, state and local laws and regulations of each jurisdiction within the Territory, (ii) the U.S. Federal Food, Drug and Cosmetic Act, (iii) the current Good Manufacturing Practices promulgated by the Regulatory Authorities, as amended from time to time (“cGMPs”), and (iv) applicable guidance documents issued by Regulatory Authorities (in each case, as such obligations are generally interpreted and enforced by the applicable Regulatory Authority, and prevailing industry standards). Applicable Laws shall also include all laws, ordinances, rules and regulations applicable in jurisdictions added to the Territory in an amendment to this Agreement.

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1.4	“Batch” means each unit of Bulk Drug Substance or other substance to be Processed pursuant to this Agreement, the Statement of Work or a Change Order.

1.5	“Bulk Drug Substance” means the active pharmaceutical ingredient manufactured through Processing.

1.6	“Change Order” shall have the meaning set forth in Section 2.3.

1.7	“Claim” shall mean any suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) incurred by a party in connection with any suit, demand or action by any third party.

1.8	“Commercial Facility Modification Project” shall have the meaning set forth in Article V.

1.9	“Criteria” means those items in the Specifications (Exhibit C) that are identified as Targeted Genetics’ “Responsibility for pass/fail.”

1.10	“Deliverables” means all Batches and any work product, item or other deliverable to be provided to GenVec pursuant to this Agreement, or with respect to a Change Order or Additional Statement of Work, any such work product, item or other deliverable to be provided thereunder.

1.11	“Early Termination Fee” means that amount which equals $500,000 minus any payments made (including the $335,000 payment, set forth as Milestone 1 in Exhibit G, made to Targeted Genetics upon execution) or that have become due and payable, by GenVec in connection with this Agreement (which such Early Termination Fee shall be zero dollars ($0) in the event that such equation yields zero or a negative dollar amount).

1.12	“Facility” means Targeted Genetics’ facility located at 1100 Olive Way, Suite 100, Seattle, Washington 98101 or such other facility as agreed by the parties in writing.

1.13	“FDA” means the United States Food and Drug Administration.

1.14	“Feasibility Study” shall have the meaning set forth in Section 2.1(a).

1.15	“GenVec Equipment” shall have the meaning set forth in Section 4.1(b).

1.16	“GenVec Materials” means [*] that GenVec agrees in writing to provide to Targeted Genetics pursuant to a change in the Procedures or Specifications, a Change Order or otherwise.

1.17	“GenVec SOPs” means GenVec’s Standard Operating Procedures and other methods, protocols and controls generally used by GenVec to carry out its operations, as modified by and in compliance with this Agreement.

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1.18	“Intellectual Property” means all manner of U.S. and foreign legal protection of rights in inventions, biological materials, data, databases, information, know-how, works of authorship, designations of origin and other intellectual property, that are now or later come into effect, including but not limited to patents, trade secrets, copyrights, trademarks, service marks, trade dress and any other intellectual property rights.

1.19	“Manufacturing Core” means those portions of the Facility that are designated in Exhibit I as the “Manufacturing Core.”

1.20	“Marketing Application” shall have the meaning set forth in Section 9.8.

1.21	“Materials” shall mean collectively, the Targeted Genetics Materials and GenVec Materials.

1.22	“Parameters” means those items in the Specifications (Exhibit C) that are identified as GenVec’s “Responsibility for pass/fail”.

1.23	“Procedures” means those methods, protocols, controls and procedures to be documented and agreed upon by the parties in connection with the transfer of GenVec’s manufacturing process to Targeted Genetics and the provision of Services hereunder, pursuant to which Targeted Genetics shall perform its obligations with respect to Processing of the Bulk Drug Substance, as well as any other manufacturing, testing, storage, distribution, shipment or other process of or related to the Bulk Drug Substance, along with any valid amendments or modifications thereto, subject to the terms set forth below in Section 2.3.

1.24	“Processing” or “Process” means the manufacturing or processing of Bulk Drug Substance or any other drug products or substances in accordance with the Statement of Work, Procedures and Specifications, and any Change Order.

1.25	“Processing Date” means the day on which Targeted Genetics is due to begin Processing of a Batch.

1.26	“Processing Fees” shall have the meaning set forth in Section 8.1.

1.27	“Production Batch” means a Batch Processed in accordance with this Agreement after the Feasibility Batch [*].

1.28	“Proprietary Information” shall have the meaning set forth in Section 12.1.

1.29	“Remaining Processing Fees” shall mean those fees set forth in Milestones 3 and 4 of Exhibit G, as applicable according to the description set forth therein.

1.30	“Regulatory Authority” means any governmental regulatory authority within a jurisdiction in the Territory involved in regulating any aspect of the development, manufacture, market approval, sale, shipping, distribution, packaging or use of the Bulk Drug Substance.

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1.31	“Statement of Work” means the written description of the Services to be performed and Batches to be Processed pursuant to this Agreement, which is attached as Exhibit B and such other mutually agreed upon written description of Services to be performed and Batches to be Processed pursuant to this Agreement which are attached as exhibits to this Agreement.

1.32	“Services” means the Processing and other services provided, and to be provided, pursuant to this Agreement, including, without limitation, the Statement of Work and any Change Order.

1.33	“Shipping Materials” means all pouches, labels, shipping containers and other materials required under the Procedures to make the Bulk Drug Substance ready for shipment.

1.34	“Specifications” means the items set forth in Exhibit C, with which each Batch covered by those items must comply, within any analytical, statistical and other technical limitations set forth in such Specifications, along with any valid amendments or modifications thereto, subject to the terms set forth below in Section 2.3.

1.35	“Targeted Genetics Equipment” shall have the meaning set forth in Section 4.1(a).

1.36	“Targeted Genetics SOPs” means Targeted Genetics’ Standard Operating Procedures and other methods, protocols and controls generally used by Targeted Genetics to carry out its operations, as modified by and in compliance with this Agreement.

1.37	“Targeted Genetics Materials” means all raw materials, supplies, components and bulk packaging necessary for Processing in accordance with the Procedures and consistent with the Targeted Genetics’ SOPs and Specifications, except for GenVec Materials.

1.38	“Term” shall have the meaning set forth in Section 10.1.

1.39	“Territory” means the United States of America, the European Union, Japan and any other country which the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.40	“Testing Samples” shall have the meaning set forth in Section 6.1.

ARTICLE II: PRODUCTION & RELATED SERVICES

2.1 Services.

(a) Feasibility Study.

(i) Promptly following the Effective Date, the parties shall meet and discuss in good faith the development and implementation of a study pursuant to which Targeted Genetics shall evaluate the use of the GenVec Materials, GenVec SOPs, GenVec Procedures and GenVec Specifications for production of Bulk Drug Substance in accordance with this Agreement (“Feasibility Study”). Exhibit C sets forth the Criteria and Parameters upon which to assess the results of the Feasibility Study, and Targeted Genetics shall as soon thereafter as possible, Process a Batch against which to test the Criteria and Parameters (“Feasibility Batch”). Targeted Genetics shall complete and provide to GenVec a written report of the performance of the Feasibility Batch (in relation to the Criteria and any relevant information regarding the Batch production that could affect or impact the pass/fail of the Parameters) and a sample of the Feasibility Batch as soon as possible, but in no event later than three (3) months following the Effective Date.

(ii) Upon receiving the written report and Feasibility Batch in accordance with Section 2.1(a)(i), GenVec shall thereafter generate data to evaluate the performance of the Feasibility Study, and the parties shall in good faith, within the later of [*] after GenVec receives a written report of the performance of the Feasibility Batch or [*] after GenVec receives a sample of the Feasibility Batch, unless the parties agree that more time is necessary, [*] a determination as to whether the Criteria and Parameters after making a determination as to whether the Criteria and Parameters are satisfied, and [*]. In the event that the parties determine that the Criteria and Parameters are satisfied, GenVec [*] “Accept” the Batch by providing written notice of acceptance [*] after making a determination as to whether the Criteria and Parameters are satisfied, and [*] elect to have Targeted Genetics continue to perform the Services set forth herein (“Project Continuation”), in which event Targeted Genetics shall immediately continue with the performance of Services as set forth herein [*].

(iii) If the parties determine that the Criteria are not satisfied or based on review of any in process documentation that the Parameters are not satisfied due to Targeted Genetics’ failure to perform Processing in accordance with the Targeted Genetics SOP’s, the GenVec SOP’s or the Procedures, then GenVec may [*] reject the Feasibility Batch [*] and terminate this Agreement, effective immediately, in accordance with Section 10.2(d)(i). [*]

(iv) If the parties determine that the Criteria are satisfied but the Parameters are not, and further determine that Targeted Genetics performed the Processing in accordance with the Targeted Genetics SOP’s, the GenVec SOP’s or the Procedures, then such Batch shall be deemed “Accepted” [*].

(v) If in assessing the results of a Feasibility Batch [*] pursuant to Sections 2.1(a)(ii)—(iv) the parties disagree as to whether the Feasibility Batch [*] satisfied the Criteria or Parameters, or whether Targeted Genetics Processed the Batch in accordance with the Targeted Genetics SOP’s, GenVec SOP’s and the Procedures, then the dispute shall be escalated to the Executive Committee which shall review the any in-process documentation. If the Executive Committee cannot reach agreement as to whether such Criteria or Parameters were satisfied, or whether Targeted Genetics Processed the Batch in accordance with the Targeted Genetics SOP’s, the GenVec SOP’s and the Procedures, then the parties shall retain an Independent Consultant to review the in-process documentation to determine and report on whether the Criteria and Parameters were satisfied, and/or whether failure of the Parameters was caused by Targeted Genetics’ failure to Process the Batch in accordance with the Targeted Genetics SOP’s, the GenVec SOP’s and the Procedures. The Independent Consultant shall be [*], or in the event that [*] is unable or unwilling to perform such analysis, or the parties otherwise agree, another equally qualified individual agreed upon in writing by GenVec and Targeted Genetics. The Feasibility Batch [*] shall be deemed “Accepted” pursuant to Section 2(a)(ii) if the Independent Consultant determines that the Criteria and Parameters were satisfied, or pursuant to 2(a)(iv) if

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the Independent Consultant determines that the Parameters were not satisfied, but that such failure was not caused by Targeted Genetics’ failure to Process the Batch in accordance with the Targeted Genetics SOP’s, the GenVec SOP’s and the Procedures [*]. If the Independent Consultant determines that the Criteria were not satisfied, or that the Parameters were not satisfied and that such failure was caused by Targeted Genetics’ failure to Process the Batch in accordance with the Targeted Genetics SOP’s, the GenVec SOP’s and the Procedures, then the Feasibility Batch [*] shall be deemed “rejected” pursuant to Section 2(a)(iii). Payment to Independent Consultant shall be borne by GenVec if the Feasibility Batch [*] is deemed Accepted hereunder, and by Targeted Genetics in the event such Batch is not deemed Accepted.

(vi) [*]

(b) In General. Subject to Section 2.1(a) and pursuant to this Agreement, Targeted Genetics shall perform Services according to the Statement of Work and any Change Order, which shall, among other things, include the Processing of Bulk Drug Substance and delivery thereof to GenVec or to GenVec’s designee. Targeted Genetics shall perform all such Services hereunder in accordance with the Procedures, Applicable Laws, the Targeted Genetics SOPs, the Specifications, the Quality Requirements (attached hereto as Exhibit D) and the terms and conditions of this Agreement.

2.2 Schedule for Processing Dates. Targeted Genetics shall Process the Batches in accordance with the Schedule to be mutually agreed to in writing by the parties as soon as possible following the Effective Date, and which when executed by both parties shall be attached hereto as Exhibit J (“Schedule”). GenVec may modify such Schedule for any Batch by providing at least [*] of modification to the timing of the Schedule [*] for such Batch, in which event the parties shall reasonably agree upon an alternative Processing Date with respect to such Batch. [*] In the event of a Change Order, the parties shall either agree upon a schedule for the Processing Dates of the Batches subject thereto, or shall include in such Change Order an appropriate mechanism by which to schedule such Processing Dates.

2.3 Changes in Statement of Work, Procedures or Specifications. Any changes to the Statement of Work, the Procedures or Specifications shall be agreed to by the parties in a writing dated and signed by the parties (“Change Order”). No Change Order shall be implemented by Targeted Genetics, whether requested by a party or requested or required by any Regulatory Authority, until the parties have agreed in writing to such Change Order, the implementation date of such Change Order, and any increase or decrease in costs, expenses or fees associated with such Change Order. Targeted Genetics shall respond promptly to any request made by GenVec for a Change Order[*]. Both parties shall use commercially reasonable, good faith efforts to agree to the terms of such Change Order in a timely manner. [*] after a request is made for any Change Order, Targeted Genetics shall notify GenVec of the costs associated with such change and shall provide such supporting documentation as GenVec may reasonably require. If there is a conflict between the numbered Articles of this Agreement and the Statement of Work, the Procedures, Specifications or Change Order, the numbered Articles of this Agreement shall control.

2.4 Additional Statement(s) of Work. Targeted Genetics acknowledges that from time to time during the Term, GenVec may require additional Services not subject to an attached

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Statement of Work. Targeted Genetics shall use commercially reasonable, good faith efforts to agree [*] to the terms of any additional Statement of Work. Each such additional Statement of Work shall include Procedures and Specifications applicable to the Services to be provided pursuant thereto. All Services performed pursuant to the additional Statement of Work shall be subject to the terms and conditions of this Agreement, except as the parties specifically may agree otherwise in the additional Statement of Work. No additional Statement of Work shall become effective or be implemented by Targeted Genetics until the parties have agreed in writing to such additional Statement of Work, including, without limitation, the implementation date of such additional Statement of Work, and the costs, expenses or fees associated with such additional Statement of Work. Targeted Genetics shall respond [*] to any request made by GenVec regarding an additional Statement of Work; provided however, Targeted Genetics [*]. Both parties shall use commercially reasonable, good faith efforts to agree to the terms of such additional Statement of Work [*]. In addition to the foregoing, [*] after a request is made for any additional Statement of Work, Targeted Genetics shall notify GenVec of the costs associated with such additional Statement of Work and shall provide such supporting documentation as GenVec may reasonably require.

2.5 Subcontracting. Targeted Genetics shall not subcontract any of its obligations under this Agreement without the prior written consent of GenVec. To the extent any subcontractors are approved by GenVec, unless agreed otherwise, all such subcontractors shall perform their work in accordance with this Agreement and Targeted Genetics shall remain fully responsible for the performance of any obligations subcontracted.

2.6 Project Management; Meetings. The parties shall cooperate in the full and prompt performance of this Agreement, and identify and attempt to resolve any obstacles or problems affecting such performance. The parties shall hold periodic progress meetings [*], to discuss the activities related to this Agreement, in order to identify, discuss and resolve any obstacles to performance or other issues encountered or anticipated. The parties shall endeavor to have appropriate technical staff participate in such progress meetings. The parties shall conduct the periodic progress meetings telephonically or in person at a location as mutually agreed.

2.7 Executive Committee. For the purposes of resolving disputes, controversies or disagreements arising under this Agreement (“Disputes”), GenVec and Targeted Genetics shall establish an “Executive Committee” of four (4) members consisting of two (2) senior executives designated by each Party. Each of GenVec and Targeted Genetics shall designate its initial representatives to the Executive Committee promptly after the Effective Date. In the event of a Dispute, the parties shall first present such dispute to the Executive Committee, the respective members of which shall in good faith consider and attempt to resolve the dispute. Either party may initiate such consideration of the Dispute by the Executive Committee by delivering a written notice to the other party demanding such consideration. In the event that the Executive Committee is unable to resolve the Dispute within [*], upon written demand from either party, the Dispute shall be escalated according to Section 14.7.

2.8 Personnel. Targeted Genetics shall provide a sufficient number of properly trained staff for the performance of all activities under this Agreement (“Personnel”). The Personnel as of the Effective Date are identified in Exhibit E. [*] Should it be necessary to make a substitution of any Personnel listed on Exhibit E or to otherwise assign any Personnel to perform Services

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hereunder, Targeted Genetics shall promptly provide resumes for the proposed individuals and shall promptly provide any additional information reasonably requested by GenVec. Proposed substitutes shall have substantially equal abilities and qualifications to those of the person(s) being replaced. All Personnel shall be and at all times remain employees of Targeted Genetics and not of GenVec. GenVec shall not directly solicit any such Personnel for employment by GenVec during the Term and for a period of [*] thereafter; provided, however, that “directly solicit for employment” shall not include advertising in newspapers, trade publications, web sites or other media addressed to the general public, nor shall it be deemed to include solicitation by any recruiter or similar third party retained by GenVec to recruit employees so long as GenVec has not instructed the recruiter to solicit such Personnel or identified such Personnel as potential recruits, and GenVec may employ any such person who responds to such an advertisement or who is solicited by any such third party recruiter.

2.9 Future Services. The parties acknowledge that they intend to discuss in good faith the possibility of entering into a subsequent agreement or agreements [*], and possibly other manufacturing undertakings. [*]

ARTICLE III: PRODUCTION SUPPLIES

3.1 GenVec Materials. GenVec shall supply the GenVec Materials to Targeted Genetics for Processing in accordance with the Statement of Work or a Change Order, in quantities sufficient, according to the Procedures and Specifications, to meet GenVec’s requirements for Processing of the Batches of Bulk Drug Substance. The parties acknowledge the Specifications listed in Exhibit C are anticipated to be modified by the parties in the future in a manner suitable for determining whether the [*] Batches are acceptable, with any request by a party for such modification to not be unreasonably withheld by the other party. Targeted Genetics shall use the GenVec Materials solely and exclusively for Processing under this Agreement, and shall not distribute any such items to any person or entity unless first authorized by GenVec in writing. Targeted Genetics shall use, store, and otherwise handle the GenVec Materials in accordance with the terms and conditions of this Agreement, including, without limitation the Procedures, the Quality Requirements, the Targeted Genetics SOPs, and with the standard of care that Targeted Genetics normally would exercise [*], but in no event less than a commercially reasonable standard of care. GenVec is and shall at all times remain the owner of all right, title and interest in the GenVec Materials, all materials derived therefrom, and all Intellectual Property rights therein. Upon termination or expiration of this Agreement, Targeted Genetics shall return to GenVec or dispose of all unused GenVec Materials in accordance with GenVec’s instructions.

3.2 Targeted Genetics Materials. Targeted Genetics shall be responsible for procuring and inspecting adequate Targeted Genetics Materials as necessary to Process Batches according to the Statement of Work or a Change Order, unless otherwise agreed to by the parties in writing. GenVec shall have no liability under this Agreement for any lost, damaged or defective Targeted Genetics Materials whether or not such Targeted Genetics Materials are incorporated in the Bulk Drug Substance.

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ARTICLE IV: EQUIPMENT AND FACILITY

4.1 Equipment Purchase and Maintenance.

(a) Targeted Genetics Equipment. Except to the extent of the GenVec Equipment, Targeted Genetics shall purchase (to the extent not already owned by Targeted Genetics), [*], and shall dedicate to the performance of its obligations hereunder in accordance with Section 4.2, the equipment identified in Exhibit F as Targeted Genetics Equipment, as well as all other equipment commercially reasonably necessary to perform the Processing or other Services (“Targeted Genetics Equipment”). Exhibit F may be modified as agreed to in writing to by the parties from time to time. Targeted Genetics will be responsible for any and all taxes, including property taxes, applicable to the Targeted Genetics Equipment. Targeted Genetics shall bear all risk of loss or damage to the Targeted Genetics Equipment at all times during the Term, and shall, at its expense, obtain and maintain property insurance in sufficient amounts to protect against any such loss or damage to the Targeted Genetics Equipment.

(b) GenVec Equipment. GenVec shall purchase (to the extent not already owned by GenVec) and shall supply to Targeted Genetics that equipment identified as “GenVec Equipment” in Exhibit F (“GenVec Equipment”). [*] Targeted Genetics shall provide to GenVec all documentation and other information relating to [*] as such documentation and information becomes available, and shall provide GenVec with a reasonable time period within which to [*] prior to the use of the GenVec Equipment. Targeted Genetics will install and maintain the GenVec Equipment in the Facility. GenVec will be responsible for any and all taxes, including property taxes, applicable to the GenVec Equipment. Targeted Genetics will maintain, use, house, and otherwise handle the GenVec Equipment with the standard of care that Targeted Genetics would exercise [*], but in no event less than a commercially reasonable standard of care. Targeted Genetics shall immediately notify GenVec in the event that any GenVec Equipment is misused, misappropriated, lost or damaged, and shall provide commercially reasonable cooperation to GenVec with respect to GenVec’s efforts to obtain and enforce any warranties given by the manufacturer of such GenVec Equipment, and any other rights and remedies that GenVec may seek to enforce with respect to such equipment. GenVec shall hold title to the GenVec Equipment. GenVec Equipment shall at all times remain personal property, notwithstanding that they may be attached to real property or any building thereon. Targeted Genetics shall use its best efforts to obtain a waiver from the lessor of the Facility such that the lessor shall have no rights in respect of the GenVec Equipment, and in the event Targeted Genetics is unable to obtain such a waiver in a timely manner or otherwise prior to delivery of such GenVec Equipment, Targeted Genetics shall provide GenVec with prompt written notice with respect thereto, and provide any further cooperation to achieve a satisfactory resolution. Targeted Genetics shall keep GenVec Equipment free and clear of any liens, claims or encumbrances arising from the actions or inaction of Targeted Genetics. If GenVec supplies Targeted Genetics with labels or other markings identifying GenVec as the owner of such GenVec Equipment, Targeted Genetics shall affix them in a prominent place on the GenVec Equipment. Except with respect to gross negligence or willful misconduct by Targeted Genetics, GenVec shall bear all risk of loss or damage to the GenVec Equipment at all times while the GenVec Equipment is in Targeted Genetics’ possession, and shall, at its expense, obtain and maintain property insurance in sufficient amounts to protect against any such loss or damage to the GenVec Equipment. If GenVec Equipment includes software, such software shall be subject

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to license terms and conditions prescribed by GenVec or the third party vendor of such software. Upon reasonable notice to Targeted Genetics, GenVec may inspect the GenVec equipment during normal business hours and in accordance with Targeted Genetics’ reasonable security procedures.

(c) Removal of Equipment. Upon termination or expiration of this Agreement for any reason, GenVec shall have the right to remove all GenVec Equipment from the Facility. Within [*] after written request by GenVec, Targeted Genetics shall provide GenVec with reasonable access and assistance in any such removal of the GenVec Equipment. A Targeted Genetics representative shall be entitled to be present during any such removal of the GenVec Equipment.

4.2 Dedicated Manufacturing Capabilities. Targeted Genetics shall provide all Services from its Facility. During the Term, Targeted Genetics shall dedicate [*] to the extent necessary to provide the Services hereunder; provided however, that subject to the terms of this Agreement, including, without limitation, the Quality Requirements attached as Exhibit D, Target Genetics shall be permitted [*], to manufacture another product [*], that does not interfere with Targeted Genetics’ ability to complete the Services specified in the Statement of Work or Change Orders.

4.3 [*]

4.4 On-Site Employees. GenVec may base two (2) representatives at the Facility for all or any part of the Term to observe the Processing and other Services. Subject to approval of Targeted Genetics, which shall not be unreasonably withheld or delayed, GenVec may base additional representatives at the Facility upon written request. Targeted Genetics shall provide a workspace outside of, but within reasonable proximity to, the dedicated processing space for GenVec representatives, which space shall include reasonable and customary accommodations to conduct daily business activities, including, without limitation, such items as telephone service, Internet access and access to fax machines and photocopiers. GenVec shall reimburse Targeted Genetics for [*] costs [*] incurred by Targeted Genetics as a result of such workspace and accommodations[*]. Notwithstanding the foregoing, GenVec shall not be obligated to reimburse Targeted Genetics for any such costs over [*] unless Targeted Genetics first obtains GenVec’s prior written approval for such expenditures.

ARTICLE V: [*]

[*]

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ARTICLE VI: DELIVERY; ACCEPTANCE; TITLE

6.1 Delivery. Upon completion of the Processing of each Batch, Targeted Genetics shall deliver each such Batch as directed by GenVec; provided that, at GenVec’s direction, Targeted Genetics shall store any completed Batch pending delivery or for some other reasonable time as directed by GenVec, and in such event shall do so in accordance with the standard of care that Targeted Genetics normally would exercise with respect to similar materials of its own or its other customers, but in no event less than a commercially reasonable standard of care. In the event that GenVec directs Targeted Genetics to either store such Batches, or to otherwise ship such Batches to some location or entity other than GenVec, Targeted Genetics shall deliver to GenVec samples of such Batch (the number of samples of which shall be set forth in the applicable Targeted Genetics SOP and/or Batch Records) for GenVec’s testing and acceptance in accordance with Section 6.2 (“Testing Samples”). Targeted Genetics shall segregate and store all Batches until delivery to GenVec. Targeted Genetics shall deliver each Batch and Testing Samples thereof for delivery [*] GenVec’s premises (or such other location as GenVec may provide), in accordance with the Procedures, Applicable Laws, this Agreement (including, without limitation, the Quality Requirements) and the Targeted Genetics SOPs.

6.2 Acceptance and Rejection of Production Batches.

(a) In General. Testing and acceptance of Feasibility Batches [*] shall be conducted in accordance with Section 2.1(a). Upon receipt of each Batch (or Testing Samples thereof) other than a Feasibility Batch [*], GenVec may inspect and test each such Batch and/or Testing Samples and based thereon may accept or reject each such Batch in accordance with this Section 6.2. GenVec shall notify Targeted Genetics of any rejection of such Batch within [*] after GenVec’s receipt thereof. Notwithstanding the foregoing, if GenVec requires more than [*] to complete its testing, GenVec may notify Targeted Genetics of its need for additional time to complete the testing, and the parties shall in good faith agree to [*] extension of time for GenVec to perform such testing. GenVec shall provide written notice to Targeted Genetics notifying Targeted Genetics of its acceptance or rejection of such Batch pursuant to this Section 6.2. A Batch shall be deemed “Accepted” when GenVec provides written notice of such acceptance to Targeted Genetics, and in the case of Production Batches after the first Production Batch, to the escrow agent described in Section 8.5. In the event that, after conducting testing pursuant to this Section 6.2 (or pursuant to Section 2.1(a) with respect to the Feasibility Batch [*]), GenVec Accepts a Batch, Targeted Genetics may invoice GenVec, and in the case of Production Batches after the first Production Batch the escrow agent, for such Batch in accordance with Section 8.4.

(b) Effect of Acceptance or Rejection of Production Batches. In the event that GenVec notifies Targeted Genetics of the rejection of a Batch, Targeted Genetics shall have the right to sample and retest the rejected Batch, the cost of which shall be the responsibility of [*].

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In the event that Targeted Genetics and GenVec test results for the rejected Batch do not agree, an “Independent Contractor” agreed upon in writing in advance by GenVec and Targeted Genetics shall perform appropriate testing and analysis of the rejected Batch, according to a [*] GenVec and the results of the Independent Contractor findings shall be reviewed by an “Independent Consultant”. In the event that the Independent Contractor test results demonstrate that such rejected Batch conforms to the Specifications and other requirements in this Agreement and is otherwise suitable for Phase III human testing, at Targeted Genetics request, the parties shall retain an Independent Consultant to perform analysis of the rejected Batch testing results and to determine and report on whether such rejected Batch conforms to the Specifications and other requirements in this Agreement and is otherwise suitable for Phase III human testing. The Independent Consultant shall be [*], or in the event that [*] is unable or unwilling to perform such analysis, another equally qualified individual agreed upon in writing by GenVec and Targeted Genetics. In the event that the Independent Consultant determines that the rejected Batch conforms to the Specifications and other requirements in this Agreement and is otherwise suitable for Phase III human testing, then the Batch shall be deemed Accepted for the purposes hereof. Payment for the Independent Contractor and Independent Consultant shall be borne by GenVec in the event that the Batch is deemed Accepted, and by Targeted Genetics in the event the batch is not deemed Accepted, by the Independent Consultant. In the event that GenVec notifies Targeted Genetics of the rejection of a Batch, GenVec may elect the following remedies: (a) GenVec may require [*]; or (b) GenVec may provide notice to Targeted Genetics [*]. In the event that GenVec elects to have Targeted Genetics initiate Processing of the replacement Batch immediately, Targeted Genetics shall do so [*], but in no event later than [*] after GenVec requests that Targeted Genetics process a replacement Batch. If GenVec elects to have Targeted Genetics Process a replacement Batch, GenVec again shall have the period of time specified above to inspect and accept or reject the replacement Batch. Notwithstanding the foregoing, in the event that GenVec notifies Targeted Genetics of the rejection of a Batch [*], GenVec may provide notice either (a) that it elects to have Targeted Genetics initiate Processing of a replacement Batch [*]; or (b) that [*], in which event Targeted Genetics [*]. The terms and conditions of this Section 6.2(b) shall not apply with respect to any Feasibility Batch [*].

ARTICLE VII: REMEDIES FOR FAILURE OF PERFORMANCE

Targeted Genetics shall use its [*] efforts to ensure that the Processing and any other Services provided hereunder shall not be interrupted due to Targeted Genetics’ [*], and shall allocate to the Processing and such other Services all financial, personnel and other resources necessary for the performance thereof and, if necessary, shall use its best commercial efforts to, among other things, [*] fully perform such obligations. In addition, in the event that Targeted Genetics reasonably believes that for any reason it may be unable to fully perform its obligations hereunder, it shall [*] notify GenVec, and shall cooperate in good faith with GenVec to undertake all measures necessary and desirable to ensure completion of Processing and any other Services.

ARTICLE VIII: PRICING AND PAYMENT

8.1 Processing Fees. In consideration for Target Genetics’ satisfactory performance of the Services, GenVec shall pay Targeted Genetics the “Milestone Payment” applicable to each “Milestone” as set forth in Exhibit G, provided that Targeted Genetics satisfactorily achieves

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such respective Milestone (“Processing Fees”). In the event that a Milestone requires or involves any Deliverables, then such Milestone shall be “achieved” only after GenVec has Accepted all such Deliverables. Targeted Genetics shall invoice GenVec in accordance with Section 8.4 upon achieving each Milestone.

8.2 Cost Reimbursement. Targeted Genetics may, as part of an invoice submitted to GenVec for the Processing Fee in accordance with Section 8.1, also submit to GenVec an invoice for [*] listed in the bill of materials included with the Batch record for such Batch, to the extent that such [*] were necessary and used in Processing of such Batch.

8.3 Taxes; Duties. All taxes, duties and other amounts assessed on the GenVec Materials or Bulk Drug Substance prior to or upon sale to GenVec are the responsibility of GenVec, and GenVec shall reimburse Targeted Genetics for any such taxes, duties or other expenses paid by Targeted Genetics; provided, however, that GenVec shall not be required to pay any taxes based on the net income of Targeted Genetics.

8.4 Payment Terms. For any amounts that become due and payable hereunder, Targeted Genetics shall provide to GenVec a detailed invoice identifying the charge and the basis for the invoiced amount. Payment for undisputed invoices shall be due within [*] after the date of such invoice, except that with respect to Milestone No. 1 in Exhibit G, [*] shall be paid to Targeted Genetics within [*] after the Effective Date and the balance of such Milestone [*] shall be paid within [*] after the date of such invoice. Moreover, in the case of invoices for Remaining Processing Fees for Production Batches after the first Production Batch, Targeted Genetics shall provide a duplicate invoice to the escrow agent described in Section 8.5 and receive its payment in accordance with Section 8.5.

8.5 Escrow. If GenVec Accepts the [*] Batch, GenVec shall, within [*] following GenVec’s notice thereof, deposit with a mutually agreeable escrow agent, and pursuant to appropriate terms mutually agreeable to GenVec and Targeted Genetics, the applicable [*] in accordance with Milestone 4 of Exhibit G hereto [*]. Subject to terms and conditions which the parties shall mutually agree upon, and provided that the escrow agent has received notice of GenVec’s Acceptance of a subsequent Production Batch, the escrow agent shall be instructed to release to Targeted Genetics the Processing Fees applicable to each subsequent Production Batch within [*] after the date of its receipt from Targeted Genetics of a proper invoice for that Batch. Targeted Genetics shall [*] an escrow agent pursuant to this Section 8.5.

ARTICLE IX: RECORDS; REGULATORY MATTERS

9.1 In-Process Testing. During Processing, Targeted Genetics shall deliver to GenVec or a designee of GenVec samples of the in-process Batch in accordance with the Statement of Work or as otherwise directed by GenVec for purposes of in-process testing. If in-process testing reveals an out-of-Specification result, Targeted Genetics shall use its [*] efforts to fully investigate such out-of-Specification result within [*] following such testing, and shall provide such [*] to GenVec within [*] following the conclusion of such investigation as to the nature and cause of the out-of Specification result.

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9.2 Batch Records. Within [*] following the completion of Processing of each Batch, Targeted Genetics [*] properly completed Batch records prepared in accordance with the Procedures and [*] the Specifications.

9.3 Recordkeeping. Targeted Genetics shall accurately prepare and maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Processing, and the Bulk Drug Substance in compliance all Applicable Laws, this Agreement and the Targeted Genetics SOPs, and any other of its obligations under this Agreement, including, without limitation, all information required to be maintained by Applicable Laws, the Targeted Genetics SOPs, and any requirements of the Quality Requirements. Such information shall be maintained in forms, notebooks and records for a period of at least [*] from the date of shipment of such Batch or longer if required under Applicable Laws. GenVec shall [*] such data or information.

9.4 Regulatory Compliance.

(a) GenVec shall be responsible for obtaining the approvals and licenses required by Regulatory Authorities with respect to the clinical testing of the drug product manufactured from the Bulk Drug Substance Processed under this agreement, including the submission of any necessary applications or amendments thereto. During the Term and until the expiration date of the last drug product manufactured using the Batch Drug Substance Processed by Targeted Genetics, Targeted Genetics shall provide all necessary or useful information and otherwise assist GenVec in all regulatory matters with respect to Bulk Drug Substance and Processing at GenVec’s request. Each party intends and commits to cooperate to satisfy all Applicable Laws with respect to Processing under this Agreement.

(b) Except with respect to those approvals and licenses referenced in Section 9.4(a), Targeted Genetics shall obtain and maintain all other federal, state and local approvals, permits, licenses and registrations required for performance of, or the absence of which would have material adverse effect on its ability to perform, its obligations hereunder.

9.5 Governmental Inspections and Requests. Targeted Genetics shall permit and fully cooperate with any inspections conducted by the FDA or any other Regulatory Authority of its operations or as necessary for GenVec to use, sell, market, import, or distribute the Bulk Drug Substance or obtain approval of the Marketing Applications described in Section 9.8. Targeted Genetics shall [*] advise GenVec if an [*] agent of any Regulatory Authority requests to visit or visits the Facility, or requests to audit or audits Targeted Genetics’ books or records, concerning the Processing or the Bulk Drug Substance, and shall, upon receipt of such request, [*] provide GenVec with a copy of any written document received from such Regulatory Authority. Targeted Genetics shall furnish to GenVec a copy of any related report of inspectional observations or findings by such Regulatory Authority within [*] of Targeted Genetics’ receipt of such report. Targeted Genetics shall use its best efforts to promptly remedy any [*] deficiency (and address any disputes regarding deficiencies) in Targeted Genetics’ operations asserted by such Regulatory Authority that might affect the Bulk Drug Substance. With respect to any report by a Regulatory Authority, Targeted Genetics shall provide GenVec a reasonable opportunity to consult with Targeted Genetics as to a response by Targeted Genetics, if any, and shall provide GenVec a reasonable opportunity to review a draft of any proposed response and offer

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suggestions or revisions thereto, which suggestions and proposed revisions shall be reasonably considered and incorporated into such response.

9.6 Recall. In the event Targeted Genetics believes a recall, field alert, product withdrawal or field correction may be necessary with respect to the Bulk Drug Substance, Targeted Genetics shall immediately notify GenVec in writing. Targeted Genetics shall not act to initiate a recall, field alert, product withdrawal or field correction without the express prior written approval of GenVec, unless otherwise required by Applicable Laws. In the event GenVec believes a recall, field alert, product withdrawal or field correction may be necessary with respect to the Bulk Drug Substance, GenVec shall immediately notify Targeted Genetics in writing and Targeted Genetics shall provide all necessary cooperation and assistance to GenVec. The cost of any recall, field alert, product withdrawal or field correction shall be borne by GenVec except to the extent that such recall, field alert, product withdrawal or field correction is caused by Targeted Genetics’ breach of its obligations under this Agreement or violation of Applicable Laws or its negligence or willful misconduct, in which event such cost shall be borne by Targeted Genetics.

9.7 GenVec Audits. GenVec may on reasonable notice perform reasonable audits of Targeted Genetics’ operations, personnel performance, the Facility, the GenVec Equipment, Targeted Genetics Equipment and any other equipment used by Targeted Genetics in Processing, Targeted Genetics SOPs and records that relate to the activities performed in relation to this Agreement; provided that Targeted Genetics may require that all GenVec employees, auditors and other contractors carrying out any such audit to agree to a nondisclosure obligation substantially similar to Sections 12.1 through 12.4 and abide by all of Targeted Genetics’ security, safety, health, and other generally applicable operations policies while carrying out such audit at Targeted Genetics’ Facility.

9.8 Marketing Applications. Upon GenVec’s request and at GenVec’s expense, Targeted Genetics shall reasonably assist GenVec in preparing and submitting information related to Processing and the Bulk Drug Substance to all appropriate Regulatory Authorities and other governmental authorities, in obtaining approvals of applications from such Regulatory Authorities or other governmental authorities necessary for carrying out research or investigational testing of the Bulk Drug Substance, and in responding to related questions from such authorities (“Marketing Applications”). Such reasonable assistance shall include the provision of such information and materials relating to the performance of the Processing as necessary to support GenVec’s required submissions to such Regulatory Authority and other governmental authorities. To the extent that any such Regulatory Documentation, Targeted Genetics SOPs and other documentation that GenVec deems reasonably necessary in connection with a Statement of Work for a Marketing Application is Targeted Genetics Proprietary Information, Targeted Genetics shall permit GenVec to reference such facility information or other information required by a Regulatory Authority [*], and Targeted Genetics agrees to maintain all such submitted information in compliance with all Applicable Laws.

ARTICLE X: TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, shall continue for a period continuing until the later of

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either (a) six (6) months thereafter or (b) when GenVec has Accepted all Batches Processed in accordance with the Schedule (“Term”) and Article 6.2.

10.2 Termination.

(a) Material Breach. If a party materially breaches this Agreement, and the non-breaching party has provided written notice of the breach to the breaching party and the breaching party fails to cure its breach within [*] after such written notice, then the other party shall have the right to immediately terminate this Agreement upon notice to the breaching party. In addition to any other rights or remedies that may be available at law or in equity and pursuant to the terms of this Agreement, if GenVec terminates this Agreement pursuant to this Section 10.2(a) prior to its election of Project Continuation, then Targeted Genetics shall [*] upon execution of this Agreement [*] as of the date of the breach giving rise to GenVec’s notice of termination. For purposes hereof, the “Period” means the [*] time period beginning on the Effective date.

(b) Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

(c) Force Majeure. If any default or delay occurs which prevents or materially impairs a party’s performance and is due to a cause beyond the party’s reasonable control, including but not limited to an act of God, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, and provided that the default or delay is not caused by or the fault of such party, the affected party shall promptly notify the other party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither party will be liable to the other party for any loss or damage due to such cause, and the Term will not be extended thereby. Neither party may terminate this Agreement because of such default or delay except upon [*] prior written notice to the other party if the default or delay has existed for [*] and is continuing at the end of the [*] notice period.

(d) Termination for Convenience.

(i) Prior to GenVec’s election of Project Continuation in accordance with Section 2.1(a)(ii)(A), GenVec may terminate this Agreement immediately, with or without cause, at any time. Any termination by GenVec pursuant to this Section 10.2(d)(i) [*] (other than for breach by Targeted Genetics in accordance with Section 10.2(a)) shall be considered “Termination for Convenience.” In the event GenVec exercises its right of Termination for Convenience pursuant to this Section 10.2(d)(i), then GenVec shall pay to Targeted Genetics (A) [*], to the extent that any such amount is due plus (B) [*] in-process at GenVec’s request as of the date of termination [*], provided that GenVec has already Accepted pursuant to Section 2(a)(iv) a Feasibility Batch [*].

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(ii) At any time after GenVec’s election of Project Continuation in accordance with Section 2.1(a)(ii)(A), GenVec may terminate this Agreement on written notice, with or without cause. In the event GenVec exercises its right of Termination pursuant to this Section 10.2(d)(ii) [*] GenVec Accepts [*], GenVec shall pay Targeted Genetics [*]. In the event GenVec exercises its right of Termination pursuant to this Section 10.2(d)(ii) [*] GenVec Accepts [*], GenVec shall pay Targeted Genetics [*]; there shall be released to Targeted Genetics from the escrow described in Section 8.5 [*] of the Remaining Processing Fees not yet paid to Targeted Genetics; and the balance of the escrow [*].

(iii) Targeted Genetics shall invoice for payments for Termination in accordance with this Section 10.2(d) at the earlier of the date Targeted Genetics gives notice in writing to GenVec that all activities undertaken pursuant to this Agreement have been concluded or [*] after GenVec’s notice of such Termination. Such invoice shall be due and payable within [*] of notice to GenVec by Targeted Genetics.

10.3 Effects of Termination. Upon notice of Termination pursuant to Section 10.2, except as GenVec may instruct otherwise, Targeted Genetics shall immediately cease all manufacturing and production activities and reasonably attempt to conclude all other activities being undertaken pursuant to this Agreement as quickly and efficiently as possible, and, in addition to other requirements of this Article 10 shall cooperate with GenVec in the orderly organization of any data, information or other materials, and the transition or delivery of such items to GenVec or any other third party designated by GenVec to assist it in such respect. Any provision of this Agreement, including but not limited to Sections 2.8, 4.1, 8.3, 10.3 and Article 9, 11, 12, 13 and 14, that imposes or contemplate continuing obligations on a party will survive the termination or expiration of this Agreement. Except as otherwise specifically provided in Section 10.2(d)(ii), upon any termination of this Agreement, the escrow agent described in Section 8.5 shall promptly pay to Targeted Genetics any properly invoiced payments then due to Targeted Genetics and refund any balance to GenVec.

10.4 Technology Transfer. Targeted Genetics shall provide to GenVec all documentation and information necessary or useful [*], including any [*] used therein. Such documentation and information shall include, without limitation, [*] and all documentation and information relating to [*]. To the extent that such documentation and information, including, without limitation, documentation and information relating to [*], is Proprietary Information of Targeted Genetics, it shall not be transferred to any third party without the express written consent of Targeted Genetics unless otherwise permitted pursuant to the terms of this Agreement; notwithstanding the foregoing or anything else to the contrary in this Agreement, but subject to Section 12.7, if such documentation and information [*]. Targeted Genetics shall provide all such documentation and information prescribed by this Section 10.4 as it becomes available, and in the manner and to the location as directed by GenVec. In the event of termination or expiration of this Agreement or breach of this Agreement [*], GenVec may give written notice that it has elected to [*]. Within [*] following such notice, Targeted Genetics shall provide to GenVec [*]. Targeted Genetics shall not in any way interfere [*] pursuant to this Section 10.4.

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ARTICLE XI REPRESENTATIONS AND WARRANTIES;

LIMITATION OF LIABILITY

11.1 Existence and Power. Each party hereby represents and warrants to the other party that such party (a) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under this Agreement.

11.2 Authorization and Enforcement of Obligations. Each party hereby represents and warrants to the other party that it (a) has the power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

11.3 No Consents. Each party hereby represents and warrants to the other party that all necessary consents, approvals and authorizations of all agencies and other persons required to be obtained by such party in connection with this Agreement have been obtained.

11.4 No Conflict. Each party hereby represents and warrants to the other party that the execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws, and (b) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

11.5 GenVec Warranty. GenVec represents and warrants to Targeted Genetics that (a) GenVec’s Materials, GenVec SOPs, GenVec Procedures and GenVec Specifications for production of Bulk Drug Substance have previously been performed [*] to produce the Bulk Drug Substance; and (b) to GenVec’s knowledge, GenVec’s Materials, GenVec SOPs, GenVec Procedures and GenVec Specifications are in compliance with Applicable Laws.

11.6 Targeted Genetics Warranty. Targeted Genetics represents and warrants to GenVec that (a) the Facility, Targeted Genetics Equipment, and all manufacturing space and process utilities, will be qualified and validated as necessary and suitable for the provision of all Processing hereunder in compliance with Applicable Laws and this Agreement, including, without limitation, the Targeted Genetics SOPs and the Quality Requirements; (b) all GenVec Material and all Bulk Drug Substance located at the Facility will be stored in compliance with Applicable Laws; (c) the Processing will be performed in a workmanlike manner consistent with the Targeted Genetics SOPs, and in no event less than the standard of performance of nationally recognized companies performing similar services; (d) at the time the Bulk Drug Substance is delivered, the Bulk Drug Substance Processed hereunder will conform to the Specifications, Quality Requirements and Applicable Laws; (e) it will not in any capacity use in connection with

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any of its obligations any person who has been debarred under the Generic Drug Enforcement Act, or who is otherwise precluded from the provision of performing any of Targeted Genetics’ obligations hereunder; and (f) it will not deliver to GenVec any Batch of Bulk Drug Substance that has not undergone and passed sterility testing and microplasm testing in accordance with the Specifications.

11.7 DISCLAIMER OF WARRANTIES. THE LIMITED WARRANTY SET FORTH IN THIS ARTICLE 11 AND ANY OTHER WARRANTIES PROVIDED BY EITHER PARTY PURSUANT TO THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. MOREOVER, NEITHER GENVEC NOR TARGETED GENETICS MAKES ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) THAT THE USE OR MANUFACTURE OF THE TARGETED GENETICS MATERIALS, GENVEC MATERIALS, GENVEC PROPRIETARY INFORMATION, TARGETED GENETICS PROPRIETARY INFORMATION, OR THE BULK DRUG SUBSTANCE DOES NOT, OR WILL NOT, INFRINGE ON ANY PATENT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

11.8 Limitation of Liability. EXCEPT WITH RESPECT TO A CLAIM FOR INDEMNIFICATION UNDER ARTICLE 13 OR A BREACH OF ARTICLE 12 (PROPRIETARY INFORMATION), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF THIS AGREEMENT, AND NEITHER PARTY’S TOTAL LIABILITY FOR ANY OTHER DAMAGES FOR BREACH OF THIS AGREEMENT SHALL EXCEED [*].

ARTICLE XII: PROPRIETARY INFORMATION

12.1 Proprietary Information. For purposes of this Agreement, “Proprietary Information” of each party means all information owned by suchp party, including without limitation, to the extent owned by such party, Statements of Procedure, Batch Records and all documentation and information relating to cleaning validation and process validation, and which is disclosed by such party to the other at any time in connection with this Agreement, except for any information expressly excluded by the Disclosing Party in writing or any information which the Receiving Party can establish by competent written evidence (a) was known to the Receiving Party at the time of disclosure by the Disclosing Party, (b) was generally available to the public at the time of disclosure by the Disclosing Party, (c) after disclosure by the Disclosing Party, became generally available to the public other than in breach of this Section 12.1, or (d) after disclosure by the Disclosing Party, became known to the Receiving Party from a third party lawfully disclosing such information and was not disclosed to the Receiving Party under any obligations of confidentiality. The term “Receiving Party” means a party that has access to Proprietary Information of the other party (the “Disclosing Party”).

12.2 Use of Proprietary Information. Neither party shall (a) disclose, publish or otherwise make available (orally or in writing) any Proprietary Information of the other party to any person (including any employee of the Receiving Party without a need to know or to have access to such Proprietary Information or who does not agree to be bound by these terms), except as expressly

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authorized herein or to its employees and independent contractors who are subject to a nondisclosure obligation comparable in scope to this Article 12 and who have a need to know such Proprietary Information for purposes of performing under this Agreement, and except as required by Applicable Laws; or (b) use any Proprietary Information of the other party except as contemplated by this Agreement or upon express prior written consent of the other party. Moreover, each party shall use commercially reasonable efforts to protect the other party’s Proprietary Information from unauthorized use or disclosure, using at least the level of efforts such party uses to protect its own similar information from unauthorized use or disclosure.

12.3 Disclosure of Proprietary Information. Notwithstanding Section 12.2, a Receiving Party may disclose Proprietary Information to the extent required by a court or other governmental authority, provided that (i) the Receiving Party gives the Disclosing Party advance written notice of the disclosure, (ii) the Receiving Party uses reasonable efforts to resist disclosing the Proprietary Information, (iii) the Receiving Party cooperates with the Disclosing Party on request to obtain a protective order or otherwise limit the disclosure, and (iv) as soon as reasonably possible, the Receiving Party provides a letter from its counsel confirming that the Proprietary Information is, in fact, required to be disclosed. Notwithstanding the foregoing, either party may also disclose the main body of this Agreement (i.e., this Agreement without any exhibits or attachments), and GenVec may disclose all attachments and exhibits hereto except for Exhibit I (Manufacturing Core), to the extent useful or necessary to pursue financing, to pursue relationships relating to corporate joint ventures, or with respect to asset or stock acquisition transactions,  provided such disclosure is made to the applicable third party pursuant to a nondisclosure obligation comparable in scope to this Article 12.

12.4 Return or Destruction of Proprietary Information. Upon either party’s request of the other party at any time or upon expiration or termination of this Agreement, the other party shall return or destroy, as requested by such party, all of the other party’s Proprietary Information provided under this Agreement in accordance with such party’s directions; provided, however, that the other party shall not be required to return or destroy any such Proprietary Information if doing so would cause that party to violate any Applicable Law, or with respect to Targeted Genetics’ Proprietary Information received by GenVec, if GenVec is entitled to retain such Proprietary Information pursuant to this Agreement or the Agreement otherwise contemplates continued use of such Proprietary Information, if it is necessary or desirable to GenVec to retain such Proprietary Information for purposes of making any submissions to a Regulatory Authority, or in order to otherwise comply with any requirements of, or obligations to, a Regulatory Authority.

12.5 Intellectual Property.

(a) The rights of each party in Intellectual Property owned by or licensed to it prior to or developed during the Term separately from the performance of its obligations under this Agreement, shall not be affected by this Agreement.

(b) GenVec shall own all Intellectual Property arising from Targeted Genetics’ performance of its obligations (or as a result of any other work performed by Targeted Genetics for GenVec or in anticipation of this Agreement), arising as a result of any information provided to Targeted Genetics by GenVec or its representatives, or relating primarily to the Bulk Drug

Substance, GenVec Materials [*]. Targeted Genetics shall promptly disclose and communicate full information regarding the same to GenVec.

(c) To the extent that any works of authorship result from Targeted Genetics’ obligations under this Agreement, such works of authorship shall be deemed “works made for hire” within the meaning of the copyright Laws of the United States and any similar laws of other jurisdictions, and GenVec shall own all right, title and interest in and to such works of authorship.

(d) With respect to all Intellectual Property that GenVec is to own pursuant to Section 12.5(b), and to the extent, if any, that Targeted Genetics or its personnel have rights in any works of authorship notwithstanding Section 12.5(c), Targeted Genetics hereby irrevocably assigns to GenVec all right, title and interest in and to such Intellectual Property or works of authorship. Upon the request of GenVec, Targeted Genetics shall sign and deliver (or cause its personnel to sign and deliver) all patent applications, assignments and other documents and shall otherwise assist GenVec to obtain, maintain, perfect or enforce any of GenVec’ rights hereunder. Targeted Genetics acknowledges and agrees that GenVec may use all Intellectual Property and such works of authorship for any purposes that GenVec deems appropriate, including submission of such works of authorship to governmental or regulatory authorities, and Targeted Genetics agrees that it shall not claim that any such Intellectual Property or works of authorship is not Proprietary Information of GenVec, is Proprietary Information of Targeted Genetics or that Targeted Genetics otherwise has rights in or to such Intellectual Property or works of authorship.

(e) Targeted Genetics shall have valid and enforceable written agreements with all of its personnel performing any obligations hereunder containing a non-disclosure obligation comparable in scope to that set forth in this Article 12 and giving Targeted Genetics all rights and authority necessary to effectuate the provisions of this Article 12. Targeted Genetics shall provide copies of such agreements to GenVec upon GenVec’ request.

12.6 Injunctive Relief. The parties acknowledge that either party’s breach of this Article 12 would cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of such a breach, notwithstanding anything to the contrary herein, including the dispute resolution procedures set forth in Section 2.7 and 14.7, the non-breaching party shall be entitled to immediate injunctive relief in addition to any other remedies it may have at law or in equity.

12.7 License. Targeted Genetics shall not use or employ any Intellectual Property owned or controlled by Targeted Genetics in Processing Bulk Drug Substance or otherwise in performing Services under this Agreement without the prior written consent of GenVec. In the event that Intellectual Property owned by Targeted Genetics is useful or required for Processing Bulk Drug Substance or otherwise in performing Services under this Agreement, Targeted Genetics shall so notify GenVec and at GenVec’s request negotiate in good faith a Change Order and the fees associated with such Change Order, but in the absence of such a Change Order, the first sentence of this Section shall apply. [*].

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ARTICLE XIII: INDEMNIFICATION AND INSURANCE

13.1 Indemnification by Targeted Genetics. Targeted Genetics shall defend, indemnify and hold harmless GenVec, its Affiliates, directors, officers, employees and agents from and against any Claim arising out of or resulting from any (a) breach of its representations, warranties or obligations set forth in this Agreement, (b) negligence, willful misconduct or breach of this Agreement by Targeted Genetics, except to the extent that such breach, negligence or willful misconduct arises out of or results from the breach of this Agreement by GenVec or the negligence or willful misconduct of GenVec; (c) incorporation of Targeted Genetics Materials into a Bulk Drug Substance; and (d) infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights with respect to Targeted Genetics Materials or Targeted Genetics’ performance hereunder, except to the extent such liabilities are those which GenVec is obligated to indemnify pursuant to Section 13.2(d).

13.2 Indemnification by GenVec. GenVec shall defend, indemnify and hold harmless Targeted Genetics, its Affiliates, directors, officers employees and agents from and against any Claim arising out of or resulting from (a) any breach of its representations, warranties or obligations set forth in this Agreement; (b) any manufacture, sale, promotion, distribution or use of a product manufactured using the Bulk Drug Substance, including, without limitation, product liability or strict liability, except to the extent that such liability arises due to the negligence, willful misconduct or breach of this Agreement by Targeted Genetics; (c) GenVec’s exercise of control over the Processing under this Agreement, to the extent that GenVec’s instructions or directions violate Applicable Law or regulation; (d) infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights of such third party in any jurisdiction in the Territory by Targeted Genetics in manufacturing the Bulk Drug Substance as the necessary result of Targeted Genetics’ compliance with the Procedures (except to the extent such infringement relates to any portion of such Procedures originating from or provided by Targeted Genetics) or use of GenVec Materials in accordance with the Procedures, GenVec’s SOPs or GenVec’s Specifications; (e) any negligence or willful misconduct by GenVec, except to the extent that any of the foregoing arises out of or results from the breach by Targeted Genetics of this Agreement, or the negligence or willful misconduct of Targeted Genetics.

13.3 Indemnification Procedures.

(a) Notice. The indemnification obligations of either party set forth in this Section 13.3 are conditioned upon the party entitled to indemnification under this Agreement (the “Indemnified Party”) promptly notifying the other party from whom the Indemnified Party is seeking indemnification (the “Indemnifying Party”) in writing of any Claim of which the Indemnified Party becomes aware, except to the extent the Indemnifying Party is not prejudiced by such failure. Thereafter, the Indemnified Party will promptly deliver to the Indemnifying Party copies of all notices and documents received by the Indemnified Party relating to the Claim.

(b) Defense by Indemnifying Party. The Indemnifying Party shall have the right, within ten (10) days after receipt of notice of the Claim, to assume the defense of the Claim with counsel reasonably satisfactory to the Indemnified Party.

(c) Right to Participate and Retain Separate Counsel. The Indemnified Party will have the right to participate in any such proceeding and to retain its own counsel to participate in its defense in any such proceeding. The Indemnified Party shall pay for its own counsel except to the extent representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interests between them. In any such case and to such extent, the Indemnifying Party shall be responsible to pay for the reasonable costs and expenses of the separate counsel retained to participate in the defense of the Indemnified Party, provided that such expenses are attributable to those Claims covered by the indemnity provided hereunder.

(d) Cooperation. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party in connection with any Claims and the defense or compromise thereof. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information reasonably relevant to the Claim, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided under this Agreement. The Indemnified Part shall not admit any liability with respect to settlement, compromise or discharge of the Claim without the Indemnifying Party’s prior written consent; provided however, that the Indemnified Party may make admissions of facts which it is reasonably required to make.

(e) Settlement. The Indemnifying Party will have the right, in consultation with the Indemnified Party, to settle those aspects of the Claim dealing only with the payment of money and/or with other relief not affecting the activities of the Indemnified Party, provided that the Indemnifying Party pays such money and such settlement includes a general release of the Indemnified Party from the Claim. In connection with any such defense or settlement, the Indemnifying Party will not enter into a consent decree involving any admission, injunctive or non-monetary relief or consent to an injunction without the Indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed.

13.4 Insurance.

(a) Targeted Genetics. Targeted Genetics shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term of this Agreement: (i) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than [*]; (ii) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than [*]; (iii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [*]; (iv) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than [*] covering sums that Targeted Genetics becomes legally obligated to pay as damages resulting from claims made by GenVec for errors or omissions committed in the conduct of the services outlined in this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term of this Agreement and for a period of not less than [*] following the termination or expiration of this Agreement. Targeted Genetics shall obtain a waiver from any insurance carrier with whom Targeted Genetics carries Workers’ Compensation insurance releasing its subrogation rights against GenVec. GenVec shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement. Targeted Genetics shall furnish certificates of insurance for all of the above noted policies and required additional insured status to GenVec

*	Confidential treatment requested.

as soon as practicable after the Effective Date of this Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

(b) GenVec Insurance. GenVec shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term of this Agreement: (i) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than [*]; and (ii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [*]. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term of this Agreement and for a period of not less than [*] following the termination or expiration of this Agreement. GenVec shall obtain a waiver from any insurance carrier with whom GenVec carries Workers’ Compensation insurance releasing its subrogation rights against Targeted Genetics. Targeted Genetics shall be named as an additional insured under the Products and Completed Operations Liability insurance policies as respects the Bulk Drug Substance. GenVec shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Targeted Genetics as soon as practicable after the Effective Date of this Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE XIV: MISCELLANEOUS

14.1 Entire Agreement; Amendments. This Agreement is the entire understanding between the parties and supersedes any prior contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

14.2 No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in one (1) or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

14.3 Notices. Any notice from either party to the other party will be effective upon receipt and must be personally delivered to such party or sent to such party by deposit in the United States mail, first class, postage prepaid or telecopy transmission (with written confirmation copy to follow via United States mail), to the address for such party below or such other address as a party may designate from time to time in accordance with this Section:

To GenVec:	GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
Attn: Vice President,
Process Development and Clinical Supply
Facsimile: 240-632-0735

*	Confidential treatment requested.

With a copy to:	GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
Attn: Senior Vice President, Corporate Development
Facsimile: 240-632-0735

To Targeted Genetics:	Targeted Genetics Corporation
1100 Olive Way
Suite 100
Seattle, Washington 98101
Attn:Vice President,
Process Sciences and Manufacturing
Facsimile: 206-223-0288

With a copy to:	Targeted Genetics Corporation
1100 Olive Way
Suite100
Attn: Legal Dept.
Facsimile: 206-521-4783

14.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may without the other party’s consent assign this Agreement to a successor of all or substantially all of the business or assets of the assigning company, and except that GenVec may assign rights with respect to those products manufactured under this Agreement to any company which acquires GenVec’s rights to, or the right to distribute, all or some of such products.

14.5 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

14.6 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and of all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

14.7 Dispute Resolution. In the event of a Dispute that the parties are unable to resolve through the Executive Committee (as set forth in Section 2.7), the parties shall next attempt to resolve the Dispute by presenting it to their respective Presidents, who shall in good faith consider and attempt to resolve the Dispute (“Dispute Escalation”). Either party may initiate such Dispute Escalation by delivering written notice to the other party demanding such Dispute Escalation. If the parties remain unable to resolve such dispute within thirty (30) days after delivery of such notice of Dispute Escalation, either party may pursue any remedy it may have at law or in equity. Nothing herein or in Section 2.7 shall prevent either party from seeking injunctive relief from a court of competent jurisdiction at any time.

14.8 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

14.9 Governing Law and Venue. This Agreement shall be governed by and construed under the laws of the State of Maryland, excluding its conflicts of law provisions. Courts of competent jurisdiction in Maryland shall have exclusive venue and jurisdiction over any disputes arising under this Agreement.

14.10 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

14.11 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original but all of which together will constitute one (1) and the same instrument.

14.12 Public Announcements. Upon execution of this Agreement, the parties may publicize and disclose this Agreement through a press release in the form attached as Exhibit H. Neither party will make any other press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure. Once approved, the language of the press release may be used in other contexts by either party in any substantially similar form.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

TARGETED GENETICS CORPORATION	GENVEC, INC.

By:	By:
Name:	Name:
Its:	Its:

EXHIBIT A

GENVEC MATERIALS

[*]

*	Confidential treatment requested.

EXHIBIT B

STATEMENT OF WORK

[*]

*	Confidential treatment requested.

EXHIBIT C

SPECIFICATIONS

[*]

*	Confidential treatment requested.

EXHIBIT D

QUALITY REQUIREMENTS

[*]

*	Confidential treatment requested.

EXHIBIT E

PERSONNEL

[*]

*	Confidential treatment requested.

EXHIBIT F

EQUIPMENT

[*]

*	Confidential treatment requested.

EXHIBIT G

PROCESSING FEES

[*]

*	Confidential treatment requested.

EXHIBIT H

PRESS RELEASE

EXHIBIT I

MANUFACTURING CORE

[*]

*	Confidential treatment requested.